Exhibit 99.4

KFx EXPANDS MANAGEMENT TEAM

Names Mark Sexton as CEO, Kevin Collins as Executive Vice President: Finance & Strategy; Ted Venners Continues as Chairman & Chief Technology Officer

Moves Coincide with New Plant Announcement, Near-Completion of 1st K-Fuel™ Production Facility

DENVER, September 28, 2005 -- KFx Inc. (Amex: KFX) today reported that its Board of Directors appointed Mark S. Sexton as Chief Executive Officer,and Kevin R. Collins as Executive Vice President: Finance & Strategy.  Ted Venners, who has served as Chairman and CEO of KFx since its inception, will continue as Chairman and Chief Technology Officer and Robert I. Hanfling will remain as President and COO.  KFx has scheduled a conference call for tomorrow, Thursday at 11:00 a.m. EDT, September 29, 2005, to discuss the appointments and other news; please refer to the end of this press release for details.

With the start-up of its first commercial K-Fuel™ production facility in Gillette, WY this year, the company’s focus is on building additional K-Fuel™ plants.  As part of this expansion, KFx has substantially expanded its senior management team with experienced, highly successful energy executives.  The Company also announced today an option for long-term coal supply and site lease agreements with Buckskin Mining Company, a wholly-owned subsidiary of Kiewit Mining Group Inc.  This should allow for the construction and operation of a 4 million ton per year (TPY) K-Fuel™ plant in the Powder River Basin area of Wyoming.

“KFx is beginning to operate as a production and marketing company,” said Mr. Venners.  “As we make this transition we are excited to welcome Mark and Kevin as part of our senior management team, and to announce that the Buckskin Mining Company which has joined us to supply coal for our first full-sized commercial K-Fuel™ plant.

“Mark brings his track record of growing and transitioning a small, independent energy company, located in the heart of western coal reserves, into a highly profitable production company.  Mark understands our business after five years as a board member and a great deal of focus this past year discussing how to best grow KFx.  We will also benefit greatly from Kevin’s exceptional financial management expertise in the energy industry.  This high quality management team coupled with our outstanding operating team and exceptional market opportunity, should translate into rapid, focused expansion.”

Messrs. Sexton and Collins served as Chairman, President and CEO, and Executive Vice President of Finance and CFO, respectively, of Evergreen Resources, Inc. until its merger into Pioneer Natural Resources Company in September of 2004.  Mr. Sexton served on the KFx Board of Directors from 1999-2004, when he resigned to pursue an independent transaction with KFx.

“The opportunity to again lead a company transitioning from a technology company to an energy production company, with the prospects that KFx has, was something that I wanted to be a part of,” said Mr. Sexton.  “Moreover, by maintaining significant ownership of its product and facilities, KFx is positioning itself to maximize the financial returns from K-Fuel™.

“The critical market factors are in place for K-Fuel™ to be a commercial success, especially with the increasing demand for energy.  I look forward to the challenge of leading this company, at a most exciting juncture, alongside the terrific group that Ted and his colleagues have assembled.”

Mark S. Sexton

Mr. Sexton, 49, joins KFx after Evergreen Resources, Inc. was merged into Pioneer Natural Resources Company last year.  He led Evergreen Resources for 10 years as Chairman, President and CEO.  He joined Evergreen in 1989 after serving in various technical, financial and management positions with Amoco Production Company, Norwest Bank, and energy companies specifically targeting coal bed methane development.  Mr. Sexton currently serves on the board of Pioneer Natural Resources.  He is a past president of the Colorado Oil & Gas Association and board members of the Independent Petroleum Association of America and the Independent Petroleum Association of the Mountain States.

Kevin R. Collins

Mr. Collins, 48, assumes the role of Executive Vice President of Finance and Strategy at KFx.  Mr. Collins previously served with Evergreen Resources, Inc. since 1995, departing as Executive Vice President and CFO at the time of the company’s acquisition.  Prior to Evergreen, Mr. Collins was a certified public accountant for more than 13 years.  He currently serves on the board of Delta Petroleum Corporation (Nasdaq: DPTR), and is a past board member and vice president of the Colorado Oil & Gas Association and board member of Pegasus Technologies, Inc.  He has also served as President of the Denver Chapter of the Institute of Management Accountants and as Chairman of the Finance Committee and board member of the Independent Petroleum Association of the Mountain States.

Conference Call

KFx will host a conference call tomorrow, Thursday, September 29 at 11:00 a.m. EDT to discuss this announcement and other company developments. Investors can access the conference call via a live webcast on the company’s website, www.kfx.com, or by dialing 877-375-2162, passcode 6548608.  The conference call will be archived on the company’s website for one week. Additionally, a replay of the call will be available by dialing 877-519-4471, passcode 6548608, through October 6, 2005.

About KFx Inc.

KFx provides solutions to help coal-burning industries increase energy production while meeting emissions standards. The Company's mission is to deploy its patented K-Fuel™ technology to transform abundant U.S. reserves of cheaper sub-bituminous coal and lignite into clean, affordable, efficient energy supplies.  Please visit www.kfx.com for more information.

Forward Looking Statements

Statements in this news release that relate to future plans or projected results of KFx or the Company are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. The Company's actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company's Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:
KFx Inc., Denver, CO
Analyst Contact:
Andreas Vietor, Director of Investor Relations
303-293-2992
or
Brainerd Communicators, Inc., New York, NY
Media Contact:
Michele Clarke/Jill Gumberg
212-986-6667

Websites: http://www.kfx.com

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